Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

July 14, 2008

Periodic Table of Investment Returns

COMMODITY SUB-INDEX ANNUAL RETURNS 1997–2007

MAJOR MARKET INDEX ANNUAL RETURNS: 1997–2007

	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
Dow Jones–AIG Commodity Index Total ReturnSM	-3.39%	-27.03%	24.35%	31.84%	-19.51%	25.91%	23.93%	9.15%	21.36%	2.07%	16.23%
S&P GSCITM Total Return Index	-14.07%	-35.75%	40.92%	49.74%	-31.93%	32.07%	20.72%	17.28%	25.55%	-15.09%	32.67%
S&P 500® Index	33.36%	28.58%	21.04%	-9.10%	-11.89%	-22.10%	28.68%	10.88%	4.91%	15.79%	5.49%
Lehman U.S. Aggregate Index	9.65%	8.69%	-0.82%	11.63%	8.44%	10.25%	4.10%	4.34%	2.43%	4.33%	6.97%

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased. An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities. Sales in the secondary market may result in significant losses.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including, where applicable, highly volatile commodities prices, changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways. In addition to factors affecting commodities generally, iPath ETNs linked to commodity sub-indexes, may be subject to a number of additional factors specific to its sub-index category that might cause increased volatility.

iPath® Exchange Traded Notes

COMMODITY SUB-INDEXES AND IPATH® ETN SOLUTIONS

SUB-INDEX CATEGORY	iPATH ETN	TICKER
ENERGY
Energy	iPath® Dow Jones–AIG Energy Total Return Sub-IndexSM ETN	JJE
Natural Gas	iPath® Dow Jones–AIG Natural Gas Total Return Sub-IndexSM ETN	GAZ
Crude Oil	iPath® S&P GSCI™ Crude Oil Total Return Index ETN	OIL
LIVESTOCK
Livestock	iPath® Dow Jones–AIG Livestock Total Return Sub-IndexSM ETN	COW
AGRICULTURE
Agriculture	iPath® Dow Jones–AIG Agriculture Total Return Sub-IndexSM ETN	JJA
Grains	iPath® Dow Jones–AIG Grains Total Return Sub-IndexSM ETN	JJG
Softs	iPath® Dow Jones–AIG Softs Total Return Sub-IndexSM ETN	JJS
Sugar	iPath® Dow Jones–AIG Sugar Total Return Sub-IndexSM ETN	SGG
Cotton	iPath® Dow Jones–AIG Cotton Total Return Sub-IndexSM ETN	BAL
Coffee	iPath® Dow Jones–AIG Coffee Total Return Sub-IndexSM ETN	JO
Cocoa	iPath® Dow Jones–AIG Cocoa Total Return Sub-IndexSM ETN	NIB
INDUSTRIAL METALS
Industrial Metals	iPath® Dow Jones–AIG Industrial Metals Total Return Sub-IndexSM ETN	JJM
Aluminum	iPath® Dow Jones–AIG Aluminum Total Return Sub-IndexSM ETN	JJU
Copper	iPath® Dow Jones–AIG Copper Total Return Sub-IndexSM ETN	JJC
Nickel	iPath® Dow Jones–AIG Nickel Total Return Sub-IndexSM ETN	JJN
Tin	iPath® Dow Jones–AIG Tin Total Return Sub-IndexSM ETN	JJT
Lead	iPath® Dow Jones–AIG Lead Total Return Sub-IndexSM ETN	LD
PRECIOUS METALS
Precious Metals	iPath® Dow Jones–AIG Precious Metals Total Return Sub-IndexSM ETN	JJP
Platinum	iPath® Dow Jones–AIG Platinum Total Return Sub-IndexSM ETN	PGM
BROAD-BASED COMMODITY SOLUTIONS
Broad Exposure	iPath® Dow Jones–AIG Commodity Index Total ReturnSM ETN	DJP
Broad Exposure	iPath® S&P GSCI™ Total Return Index ETN	GSP

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barlcays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. (“BCI”) are affiliates of Barclays Bank PLC.

“Dow Jones®”, “AIG®”, “Dow Jones-AIG Commodity IndexSM”, DJ-AIGCISM”, “Dow Jones-AIG Commodity Index Total ReturnSM”, “Dow Jones-AIG Agriculture Total Return Sub-IndexSM”, “Dow Jones-AIG Aluminum Total Return Sub-IndexSM”, “Dow Jones-AIG Cocoa Total Return Sub-IndexSM”, “Dow Jones-AIG Coffee Total Return Sub-IndexSM”, “Dow Jones-AIG Copper Total Return Sub-IndexSM”, “Dow Jones-AIG Cotton Total Return Sub-IndexSM”, “Dow Jones-AIG Energy Total Return Sub-IndexSM”, “Dow Jones-AIG Grains Total Return Sub-IndexSM”, “Dow Jones-AIG Industrial Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Lead Total Return Sub- IndexSM”, “Dow Jones-AIG Livestock Total Return Sub-IndexSM”, “Dow Jones-AIG Natural Gas Total Return Sub-IndexSM”, “Dow Jones-AIG Nickel Total Return Sub-IndexSM”, “Dow Jones-AIG Platinum Total Return Sub-IndexSM”, “Dow Jones-AIG Precious Metals Total Return Sub-IndexSM”, “Dow Jones-AIG Softs Total Return Sub-IndexSM”, “Dow Jones-AIG Sugar Total Return Sub-Index SM”, and “Dow Jones-AIG Tin Total Return Sub-IndexSM” are registered trademarks or servicemarks of Dow Jones & Company, Inc. (“Dow Jones”), and American International Group, Inc. (“AIG”), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones–AIG Commodity Index Total ReturnSM are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. (“AIG-FP”), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.

“Standard & Poor’s®”, “S&P®”, “GSCI®”, “S&P GSCITM”, “S&P GSCITM Index”, “S&P GSCITM Total Return Index”, “S&P GSCITM Crude Oil Total Return Index” and “S&P GSCITM Commodity Index” are trademarks or service marks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC in connection with the Securities. The S&P GSCITM Index, the S&P GSCITM Total Return Index, the S&P GSCI™ Crude Oil Total Return Index, and S&P GSCI™ Commodity Index are not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. The Securities are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. or any of its affiliates (“Standard & Poor’s”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCITM Index or any of its subindexes to track general commodity market performance.

©2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 7015-iP-0708 1250-12BRv2-7/08

Not FDIC Insured • No Bank Guarantee • May Lose Value

BCY-M-042-07008

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